Exhibit 10.2

BOINGO WIRELESS, INC.
2011 EQUITY INCENTIVE PLAN
NOTICE OF STOCK UNIT AWARD
(PERFORMANCE STOCK UNITS)

You have been granted stock units representing shares of common stock of Boingo Wireless, Inc. (the “Company”) on the following terms:

Name of Recipient:                                                                                                                                      «Name»

Date of Grant:                                                                                                                                                                 «DateGrant»

Total Number of Stock Units Granted:                                 «TotalUnits»

Maximum Number of Stock Units:                                                   The maximum number of stock units subject to this award that may vest (the “Maximum Number”) is determined on the basis of [   ] achieved by the Company during the fiscal year ended December 31, [   ] as compared with the prior fiscal year.

[ ] in FY [ ]	Percentage of Total Stock Units That May Vest
Less than [ ]%	0%
[ ]%	50%
[ ]% or more	100%

Straight-line interpolation will be used for amounts between the increments set forth above.

Vesting Schedule:                                                                                                                                                Provided that you remain in continuous “Service,” 33 1/3% of the Maximum Number of stock units will vest on [  ]. Thereafter, an additional 8 1/3% of the Maximum Number of stock units will vest when you complete each quarterly period of continuous Service thereafter.

You and the Company agree that these stock units are granted under and governed by the terms and conditions of the 2011 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which have been made available to you and are made a part of this document.  Terms not otherwise defined herein shall have the meaning set forth in the Plan.

You further agree to accept electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.

You further agree to comply with the Company’s Securities Trading Policy when selling shares of the Company’s common stock.

RECIPIENT	BOINGO WIRELESS, INC.

By:

Title:

BOINGO WIRELESS, INC.
2011 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

Grant of Units

Subject to all of the terms and conditions set forth in the Notice of Stock Unit Award, this Agreement and the Plan, the Company has granted to you the number of stock units set forth in the Notice of Stock Unit Award.

All capitalized terms used in this Agreement shall have the meanings assigned in this Agreement, the Notice of Stock Unit Grant or the Plan.

Payment for Units	No payment is required for the stock units that you are receiving.

Vesting Rules Generally

The stock units vest in accordance with the terms set forth in the Notice of Stock Unit Award. No stock units will vest after your Service has terminated for any reason, except as set forth in any written agreement signed by you and the Company.

Performance-Based Vesting Conditions

The maximum number of stock units subject to this award will be determined based on [   ] achieved by the Company during the fiscal year in which the Date of Grant occurs as compared with the prior fiscal year. The Committee will determine such achievement by March 1st following the applicable fiscal year.

Following determination of the maximum number of stock units, the various percentages of such number of stock units will vest as set forth in the vesting schedule in the Notice of Stock Unit Award.

You must remain in service through each applicable vesting date in order to vest in stock units.

Changes in Control

Should a Change in Control occur prior to the Committee determining achievement for a fiscal year, achievement shall be deemed to occur at 100% of achievement. In such an event, you will continue to vest in stock units over your continuous Service thereafter.

Should a Change in Control occur on or after the Committee determines achievement for a fiscal year, you will continue to vest in stock units over your continuous Service thereafter based on actual achievement in the applicable fiscal year.

Forfeiture

If your Service terminates for any reason, then your stock units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any stock units that have not vested under this Agreement will be cancelled immediately. You receive no payment for stock units that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of Units

Each stock unit will be settled on the first Permissible Trading Day that occurs on or after the day when the stock unit vests. However, each stock unit must be settled not later than March 15th of the calendar year following the calendar year in which the stock unit vests.

At the time of settlement, you will receive one share of the Company’s common stock for each vested stock unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s common stock at the time of settlement.

No fractional shares will be issued upon settlement.

“Permissible Trading Day”

“Permissible Trading Day” means a day that satisfies each of the following requirements:

•                  The Nasdaq Global Market is open for trading on that day;

•                  You are permitted to sell shares of the Company’s common stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended;

•                  Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s common stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5 1 of the Securities and Exchange Commission is applicable;

•                  Under the Company’s Securities Trading Policy, you are permitted to sell shares of the Company’s common stock on that day; and

•                  You are not prohibited from selling shares of the Company’s common stock on that day by a written agreement between you and the Company or a third party.

Section 409A

This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) and it is determined that settlement of these stock units is not exempt from Code Section 409A. If this paragraph applies, then any stock units that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service, or (ii) your death.

Nature of Units

Your stock units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of common stock (or distribute cash) on a future date. As a holder of stock units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your stock units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your stock units are settled by issuing shares of the Company’s common stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any stock units. For instance, you may not use your stock units as security for a loan.

Beneficiary Designation

You may dispose of your stock units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested stock units that you hold at the time of your death.

Withholding Taxes

No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of stock units. At the discretion of the Company, these arrangements may include (a) payment in cash, (b) payment from the proceeds of the sale of shares through a Company-approved securities broker, (c) withholding shares of Company stock that otherwise would be issued to you when the stock units are settled with a fair market value no greater than the amount required to be withheld by law, calculated at the withholding tax rate you have elected for such purpose, (d) surrendering shares that you previously acquired with a fair market value no greater than the amount required to be withheld by law, calculated at the withholding tax rate you have elected for such purpose, or (e) withholding cash from other compensation. The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable stock units.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Notices

Any notices provided for in this award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Retention Rights

Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your stock units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Significant Corporate Transactions

If the Company is a party to a merger, consolidation, or certain change in control transactions, then your stock units will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your stock units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. In the event of any conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY YOUR ACCEPTANCE OF THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.